Exhibit 99

PRESS RELEASE

FOR IMMEDIATE RELEASE:

Annapolis, Maryland

Contact:	Richard J. Morgan
President and Chief Executive Officer
(410) 280-6695

COMMERCEFIRST BANK ANNOUNCES ITS DECISION NOT TO PARTICIPATE IN THE TREASURY
DEPARTMENT’S TARP CAPITAL PURCHASE PROGRAM

November 18, 2008

CommerceFirst Bancorp, Inc., (NASDAQ: CMFB), the holding company for CommerceFirst Bank (the “Bank”), announced that it has elected not to apply for or participate in the Capital Purchase Program that was available to eligible banks through November 14, 2008 under the Treasury Department’s Troubled Asset Relief Program (“TARP”).

Richard J. Morgan, President and CEO, states: “We have concluded that there is no financial or strategic advantage to be gained by participation in the TARP’s Capital Purchase Program.  The Bank’s own capital levels already substantially exceed the guidelines for well-capitalized financial institutions.  Additionally, CommerceFirst Bancorp has an additional $3,000,000 in readily available reserves currently held at the holding company level to be contributed to the Bank as and when needed. The cash reserves already held at the Bank’s holding company are approximately what would have been available under the Capital Purchase Program. Accordingly, the company prefers not to dilute the shares of its current stockholders in exchange for a TARP capital infusion which is not needed at this time.  The Bank continues to be profitable despite the challenging economic and rate environment The Bank continues its measured growth path, is maintaining adequate liquidity to support loan growth and is not experiencing unusual stress in its largely local and secured business lending program.  CommerceFirst Bank did not invest in Fannie Mae or Freddie Mac preferred stocks, exotic mortgage related securities, bank trust preferred securities, or other investments which are causing problems at other banks.  CommerceFirst has little exposure to issues related to residential real estate loans.”

Forward Looking Statements.            This press release includes forward looking statements within the meaning of Section 21(e) of the Securities Exchange Act of 1934. These statements are based on the Company’s current expectations and estimates as to prospective events and circumstances that may or may not be in the Company’s control and as to which there can be no firm assurances given. These forward looking statements are subject to risks and uncertainties; there can be no assurance that any of these forward looking statements may prove to be correct and actual results may differ materially.

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